Exhibit 10.1

GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 | TEL: (212) 902-1000

Opening Transaction

To:	The Bank of New York Mellon Corporation

A/C:	042200386

From:	Goldman, Sachs &Co.

Re:	Issuer Share Forward Sale Transaction

Ref. No:	SDB4031862275

Date:	June 3, 2010

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs &Co. (“GS&Co.”) and The Bank of New York Mellon Corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Form specified below. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.	This Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. For purposes of the Equity Definitions, the Transaction will be deemed to be a Share Forward Transaction.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “ISDA Form”), as published by ISDA, as if GS&Co. and Counterparty had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of Second Method and Loss and US Dollars (“USD”) as the Termination Currency, and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty and GS&Co., provided that (x) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi); and (y) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.” with “Specified Indebtedness” as defined in Section 14 of the Agreement and a “Threshold Amount” of USD50 million (or its equivalent in another currency)). All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between GS&Co. and Counterparty as to the terms of the Transaction and replaces any previous agreement between the parties with respect to the subject matter hereof.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between GS&Co. or any of its affiliates, including The Goldman Sachs Group, Inc. (collectively, “Goldman Sachs”) and Counterparty or any confirmation or other agreement between Goldman Sachs and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Goldman Sachs and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Goldman Sachs and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 3, 2010

Effective Date:	June 9, 2010 (the “Scheduled Effective Date”), or such later date on which the conditions set forth in Section 3 of this Confirmation shall have been satisfied.

Buyer:	GS&Co.

Seller:	Counterparty

Maturity Date:	November 1, 2010 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day); provided that if the Maturity Date is a Disrupted Day, then the Maturity Date shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day.

Shares:	The shares of common stock, $0.01 par value, of Counterparty (Ticker: “BK”)

Number of Shares:	Initially, 25,925,925 as shall be reduced on each Relevant Settlement Date (as defined under “Settlement Terms” below) by the number of Settlement Shares to which the related Valuation Date relates.

Settlement Currency:	USD

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price:	On the Scheduled Effective Date, USD 26.19 (the “Initial Forward Price”), and on any day thereafter, the product of the Forward Price on the immediately preceding calendar day and

1 + the Daily Rate * (1/365);

provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date

Daily Rate:	For any day, the USD-Federal Funds Rate minus 0.25%.

USD-Federal Funds Rate:	For any day, the rate set forth for such day opposite the caption “Federal funds” as displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page;

provided that if no such rate appears for such day on such page, USD-Federal Funds Rate for such day shall be such rate for the immediately preceding day for which such a rate appears.

Forward Price Reduction Dates:	Each of July 30, 2010 and October 29, 2010.

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Annex B.

Valuation:

Valuation Date:	For any Settlement (as defined below), if Physical Settlement is applicable, as designated in the relevant Settlement Notice (as defined below); or if Cash Settlement or Net Share Settlement is applicable, the last Unwind Date for such Settlement. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Unwind Dates:	For any Cash Settlement or Net Share Settlement, each day on which GS&Co. (or its agent or affiliate) purchases Shares in the market in connection with such Settlement, starting on the First Unwind Date for such Settlement.

First Unwind Date:	For any Cash Settlement or Net Share Settlement, as designated in the relevant Settlement Notice.

Unwind Period:	For any Cash Settlement or Net Share Settlement, the period starting on the First Unwind Date for such Settlement and ending on the Valuation Date for such Settlement.

Settlement Terms:

Settlement:	Any Physical Settlement, Cash Settlement or Net Share Settlement of all or any portion of the Transaction.

Settlement Notice:	Subject to “Early Valuation” below, Counterparty may elect to effect a Settlement of all or any portion of the Transaction by designating one or more Scheduled Trading Days following the Effective Date and on or prior to the Maturity Date to be Valuation Dates (or, with respect to Cash Settlements or Net Share Settlements, First Unwind Dates, each of which First Unwind Dates shall occur no later than the 20th Scheduled Trading Day immediately preceding the Maturity Date) in a written notice to GS&Co. delivered no later than the applicable Settlement Method Election Date, which notice shall also specify (i) the number of Shares (the “Settlement Shares”) for such Settlement (not to exceed the number of Undesignated Shares as of the date of such Settlement Notice) and (ii) the Settlement Method applicable to such Settlement; provided that (A) Counterparty may not designate a First Unwind Date for a Cash Settlement or a Net Share Settlement if, as of the date of such Settlement Notice, any Shares have been designated as Settlement Shares for a Cash Settlement or a Net Share Settlement for which the related Relevant Settlement Date has not occurred; and (B) if the number of Undesignated Shares as of the Maturity Date is not zero, then the Maturity Date shall be a Valuation Date for a Physical Settlement and the number of Settlement Shares for such Settlement shall be the number of Undesignated Shares as of the Maturity Date

(provided that if the Maturity Date occurs during any Unwind Period, then the provisions set forth below opposite “Early Valuation” shall apply as if the Maturity Date were the Early Valuation Date).

Undesignated Shares:	As of any date, the Number of Shares minus the number of Shares designated as Settlement Shares for Settlements for which the related Relevant Settlement Date has not occurred.

Settlement Method Election:	Applicable; provided that:

(i) Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the Equity Definitions;

(ii) Counterparty may elect Cash Settlement or Net Share Settlement only if Counterparty represents and warrants to GS&Co. in the Settlement Notice containing such election that, as of the date of such Settlement Notice, (A) Counterparty is not aware of any material nonpublic information concerning itself or the Shares, (B) Counterparty is electing the settlement method and designating the First Unwind Date specified in such Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the federal securities laws, (C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (D) Counterparty would be able to purchase a number of Shares equal to the greater of (x) the number of Settlement Shares designated in such Settlement Notice and (y) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (I) such number of Settlement Shares and (II) the Relevant Forward Price (or, in the case of Cash Settlement, a number of Shares equal to such number of Settlement Shares) in compliance with the laws of Counterparty’s jurisdiction of organization and (E) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law, regulation or supervisory guidance applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(iii) Notwithstanding any election to the contrary in any Settlement Notice, Physical Settlement shall be applicable:

(A)    to all of the Settlement Shares designated in such Settlement Notice if, on the date such Settlement Notice is received by GS&Co., (I) the trading price per Share on the Exchange (as determined by GS&Co.) is below USD 13.09 (the “Threshold Price”) or (II) GS&Co. determines, in its sole good faith judgment, that it would be unable to purchase a number of Shares in the market sufficient to unwind its hedge position in respect of the Transaction and satisfy its delivery obligation hereunder, if any, by the Maturity Date (x) in a manner that (A) would, if GS&Co. were Counterparty or an affiliated purchaser of Counterparty, be subject to the safe harbor provided by Rule 10b-18(b) under the Exchange Act and (B) would not raise material risks under applicable securities laws or (y) due to the lack of sufficient liquidity in the Shares (each, a “Trading Condition”); or

(B)    to all or a portion of the Settlement Shares designated in such Settlement Notice if, on any day during the relevant Unwind Period, (I) the trading price per Share on the Exchange (as determined by GS&Co.) is below the Threshold Price or (II) GS&Co. determines, in its sole good faith judgment, that a Trading Condition has occurred, in which case the provisions set forth below in the third paragraph opposite “Early Valuation” shall apply as if such day were the Early Valuation Date and (x) for purposes of clause (i) of such paragraph, such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of such paragraph, the “Remaining Shares” shall be equal to the number of Settlement Shares designated in such Settlement Notice minus the Unwound Shares determined in accordance with clause (x) of this sentence.

Electing Party:	Counterparty

Settlement Method Election Date:	(i) With respect to Cash Settlement or Net Share Settlement, the 3rd and (ii) with respect to Physical Settlement, the 4th, Scheduled Trading Day immediately preceding the Valuation Date or First Unwind Date, as applicable.

Default Settlement Method:	Physical Settlement

Physical Settlement:	Notwithstanding Section 9.2(a)(i) of the Equity Definitions, on the Settlement Date, GS&Co. shall pay to Counterparty an amount equal to the Forward Price on the relevant Valuation Date multiplied by the number of Settlement Shares for such Settlement, and Counterparty shall deliver to GS&Co. such Settlement Shares.

Settlement Date:	The Valuation Date.

Net Share Settlement:	On the Net Share Settlement Date, if the Net Share Settlement Amount is greater than zero, Counterparty shall deliver a number of Shares equal to the Net Share Settlement Amount (rounded down to the nearest integer) to GS&Co., and if the Net Share Settlement Amount is less than zero, GS&Co. shall deliver a number of Shares equal to the absolute value of the Net Share Settlement Amount (rounded down to the nearest integer) to Counterparty, in either case in accordance with Section 9.4 of the Equity Definitions, with the Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4, and in either case plus cash in lieu of any fractional Shares included in the Net Share Settlement Amount but not delivered due to rounding required hereby, valued at the Settlement Price.

Net Share Settlement Date:	The date that follows the Valuation Date by one Settlement Cycle.

Net Share Settlement Amount:	For any Net Share Settlement, an amount equal to the Forward Cash Settlement Amount divided by the Settlement Price.

Forward Cash Settlement Amount:	Notwithstanding Section 8.5(c) of the Equity Definitions, the Forward Cash Settlement Amount for any Cash Settlement or Net Share Settlement shall be equal to (i) the number of Settlement Shares for such Settlement multiplied by (ii) an amount equal to (A) the Settlement Price minus (B) the Relevant Forward Price.

Relevant Forward Price:	For any Cash Settlement or Net Share Settlement, the weighted average of the Forward Prices on each Unwind Date relating to such Settlement (weighted based on the number of Shares purchased by GS&Co. or its agent or affiliate on each such Unwind Date in connection with such Settlement).

Settlement Price:	For any Cash Settlement or Net Share Settlement, the weighted average price of the purchases of Shares made by GS&Co. (or its agent or affiliate) during the Unwind Period relating to such Settlement (weighted based on the number of Shares purchased by GS&Co. or its agent or affiliate on each Unwind Date in connection with such Settlement), plus USD0.02.

Unwind Activities:	The times and prices at which GS&Co. (or its agent or affiliate) purchases any Shares during any Unwind Period shall be at GS&Co.’s sole discretion. Without limiting the generality of the foregoing, in the event that GS&Co. concludes, in its sole discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.) (a “Regulatory Disruption”), for it to refrain from purchasing Shares on any Scheduled Trading Day that would have been an Unwind Date but for the occurrence of a Regulatory Disruption, GS&Co. shall notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day without specifying (and GS&Co. shall not otherwise communicate to Counterparty) the nature of such Regulatory Disruption, and, for the avoidance of doubt, such Scheduled Trading Day shall not be an Unwind Date; provided that GS&Co. may exercise this right to suspend only in good faith in relation to events or circumstances that are not the result of actions of it or any of its Affiliates that are taken with the intent to avoid its obligations under the Transaction.

Relevant Settlement Date:	For any Settlement, the Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, as the case may be.

Settlement Currency:	USD

Other Applicable Provisions:	To the extent GS&Co. is obligated to deliver Shares hereunder, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Share Adjustments:

Potential Adjustment Events:	An Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the Trade Date (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular quarterly cash dividend of USD0.09 or less per Share to holders of record on each of July 30, 2010 and October 29, 2010 (or, in each case, any later date).

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any applicable Extraordinary Event (including, for the avoidance of doubt, any Nationalization, Insolvency or Delisting, or any applicable Additional Disruption Event) other than a Tender Offer shall be as specified opposite “Early Valuation” below or in Section 7 hereof, as the case may be; and the consequences of any Tender Offer shall be as specified opposite “Consequences of Tender Offers” below, unless the Calculation Agent determines that no adjustment that it could make under Section 12.3(d)(i) of the Equity Definitions will produce a commercially reasonable result, in which case the consequence of a Tender Offer shall be as specified opposite “Early Valuation” below or in Section 7 hereof, as the case may be.

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the reference to “10%” with a reference to “50%.”

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Notwithstanding any provision of Section 12.3(d) of the Equity Definitions to the contrary, in no event shall any adjustment pursuant to such Section 12.3(d) adjust either the Number of Shares or the Initial Stock Loan Rate.

Amendments to Tender Offers:	(i) Section 12.1(l) of the Equity Definitions shall be amended (A) by deleting the parenthetical in the fifth line thereof, (B) by replacing the word “that” in the fifth line thereof with the words “whether or not such announcement” and (C) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (ii) Section 12.3(d) of the

Equity Definitions shall be amended by replacing the words “Tender Offer Date” with the words “Announcement Date.”

Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Change in Law:	Applicable, except that the words “a party to such Transaction determines in good faith” are deleted and replaced with the words “a party to such Transaction determines, upon advice of external legal counsel and in good faith” and the words “, unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction with the intent to avoid its obligations under the terms of the Transaction” are added immediately following the word “Transaction” in the fifth line thereof.

Failure to Deliver:	Applicable if GS&Co. is required to deliver Shares hereunder; otherwise, Not Applicable.

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Applicable; provided that clause (C) of Section 12.9(b)(vi) shall be deleted.

Increased Cost of Stock Borrow:	Applicable; provided that clause (C) of Section 12.9(b)(v) shall be deleted. For the avoidance of doubt, in the event of a Merger Event or a Tender Offer (without giving effect to the proviso opposite “Tender Offer” above) or an Announcement Date in respect of either, the term “rate to borrow Shares” as used in Section 12.9(a)(viii) of the Equity Definitions shall include any cost borne or amount payable by the Hedging Party in respect of maintaining or reestablishing its hedge position, including, but not limited to, any assessment or other amount payable by the Hedging Party to a lender of Shares in respect of any merger or tender offer premium, as applicable.

Initial Stock Loan Rate:	25 basis points per annum

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

Hedging Party:	For all applicable Additional Disruption Events, GS&Co.

Determining Party:	For all applicable Extraordinary Events, GS&Co.

Early Valuation:

Early Valuation:	Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, at any time following the occurrence of a Hedging Event, an Extraordinary Dividend or an ISDA Event, GS&Co.

(or, in the case of an ISDA Event that is an Event of Default or Termination Event, the party entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) shall have the right to designate any Scheduled Trading Day to be the “Early Valuation Date”, in which case the provisions set forth in this “Early Valuation” section shall apply in lieu of Section 6 of the Agreement or Article 12 of the Equity Definitions, as the case may be.

If the Early Valuation Date occurs on a date that is not during an Unwind Period, then the Early Valuation Date shall be a Valuation Date for a Physical Settlement, and the number of Settlement Shares for such Settlement shall be the Number of Shares on the Early Valuation Date; provided that GS&Co. may in its sole discretion elect to permit Counterparty to elect Cash Settlement or Net Share Settlement.

If the Early Valuation Date occurs during an Unwind Period, then (i) (A) the last Unwind Date of such Unwind Period shall be the Early Valuation Date, (B) a Settlement shall occur in respect of such Unwind Period, and the Settlement Method elected by Counterparty in respect of such Settlement shall apply, and (C) the number of Settlement Shares for such Settlement shall be the number of Unwound Shares for such Unwind Period on the Early Valuation Date, and (ii) (A) the Early Valuation Date shall be a Valuation Date for an additional Physical Settlement (provided that GS&Co. may in its sole discretion elect that the Settlement Method elected by Counterparty for the Settlement described in clause (i) of this sentence shall apply) and (B) the number of Settlement Shares for such additional Settlement shall be the number of Remaining Shares on the Early Valuation Date.

Notwithstanding the foregoing, in the case of an Early Valuation due to Nationalization, if at the time of the related Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, such cash, right or other property shall be deliverable instead of such Shares.

ISDA Event:	Any Event of Default or Termination Event that gives rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the Agreement or any Merger Event, Tender Offer to which “Early Valuation” applies pursuant to “Extraordinary Events” above, Nationalization, Delisting, or Change in Law; provided that for purposes of the definition of ISDA Event Section 12.1(c) of the Equity Definitions shall be amended by inserting after the word “the” in the first line thereof the phrase “date on which Counterparty obtains all of the necessary regulatory approvals for a Merger Event, or, if no such regulatory approvals are necessary, the fifth Currency Business Day immediately prior to the expected”.

Hedging Event:	(i) A Loss of Stock Borrow in connection with which Counterparty does not lend to or refer the Hedging Party within the required time period as provided in Section 12.9(b)(iv)(A) or (B) of the Equity Definitions or (ii) an Increased Cost of Stock Borrow or Increased Cost of Hedging in either case in connection with which Counterparty does not either elect to amend the Transaction pursuant to Section 12.9(b)(v)(A) or Section 12.9(b)(vi)(A) of the Equity Definitions, as applicable, or pay an amount equal to the relevant Price Adjustment pursuant to Section 12.9(b)(v)(B) or Section 12.9(b)(vi)(B) of the Equity Definitions, as applicable, in either case within the required time period.

Remaining Shares:	On any day, the Number of Shares as of such day (or, if such day occurs during an Unwind Period, the Number of Shares as of such day minus the Unwound Shares for such Unwind Period on such day).

Unwound Shares:	For any Unwind Period on any day, the aggregate number of Shares with respect to which GS&Co. has unwound its hedge position in respect of the Transaction in connection with the related Settlement as of such day.

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under the Transaction, in whole or in part, to an affiliate of GS&Co. whose obligation is guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty.

Calculation Agent:	GS&Co., which shall make all calculations, adjustments and determinations required pursuant to this Transaction in accordance with Section 1.40 of the Equity Definitions, and such calculations, adjustments and determinations shall be binding absent manifest error. The Calculation Agent shall provide, upon request of Counterparty, a schedule of all calculations, adjustments and determinations in reasonable detail and in a timely manner.

Counterparty Payment Instructions:	To be provided by Counterparty

GS&Co. Payment Instructions:	Citibank New York A/C Goldman Sachs Financial Markets, L.P. A/C #4077-4342

Counterparty’s Contact Details for Purpose of Giving Notice:	To be provided by Counterparty

GS&Co.’s Contact Details for Purpose of Giving Notice:	Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
Attention: Serge Marquie, Equity Capital Markets
Telephone: 212-902-9779
Facsimile: 917-977-4253
Email: serge.marquie@gs.com

With a copy to:

Attention: Jared Kramer, Equity Capital Markets
Equity Capital Markets
Telephone: +1-212-902-3002
Facsimile: +1-212-256-5847
Email: jared.kramer@gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

3.	Effectiveness.

The effectiveness of this Confirmation and the Transaction shall be subject to the following conditions:

(a) the representations and warranties of Counterparty contained in the Underwriting Agreement dated the date hereof among Counterparty, GS&Co. and Citigroup Global Markets Inc. (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Counterparty shall be true and correct on the Effective Date as if made as of the Effective Date;

(b) Counterparty shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date;

(c) all of the conditions set forth in Section 9 of the Underwriting Agreement shall have been satisfied;

(d) the Time of Delivery (as defined in the Underwriting Agreement) shall have occurred as provided in the Underwriting Agreement;

(e) all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date as if made as of the Effective Date;

(f) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date, including without limitation its obligations under Section 6 hereof; and

(g) Counterparty shall have delivered to GS&Co. an opinion of counsel in form and substance reasonably satisfactory to GS&Co. with respect to the due authorization, execution and delivery by the Counterparty of this Agreement and the absence of conflicts arising from the Counterparty’s execution and delivery of this Agreement with contracts to which the Counterparty is a party or by which it is bound or laws applicable to the Counterparty, which may be included in the opinion delivered by Counterparty to GS&Co. under the Underwriting Agreement (as defined below) provided that such opinion contains a letter or statement that GS&Co. as counterparty to the Transaction may rely on such opinion or relevant sections thereof.

Notwithstanding the foregoing or any other provision of this Confirmation, if on or prior to 5:00 p.m, New York City time, on the first New York Business Day (as defined in the Underwriting Agreement) prior to the Time of Delivery, GS&Co., in its sole judgment, is unable to borrow and deliver for sale the Number of Shares or if, in GS&Co.’s sole judgment it would entail a stock loan cost of more than 200 basis points per annum with respect to all or any portion of the Number of Shares, the effectiveness of this Confirmation and the Transaction shall be limited to the number of Shares GS&Co. may borrow at a cost of not more than 200 basis points per annum.

4.	Additional Mutual Representations and Warranties. In addition to the representations and warranties in the Agreement, each party represents and warrants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into the Transaction hereunder as principal and not for the benefit of any third party.

5.	Additional Representations and Warranties of Counterparty. In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to GS&Co. that:

(a) without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that GS&Co. is not making any representations or warranties with respect to the treatment of the Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, FASB Statements 128, 133, as amended, 149 or 150, EITF 00-19, 01-6, 03-6 or 07-5, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(b) it shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the Number of Shares plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party;

(c) it will not repurchase any Shares if, immediately following such repurchase, the Number of Shares would be equal to or greater than 2.5% of the number of then-outstanding Shares and it will notify GS&Co. immediately upon the announcement or consummation of any repurchase of Shares in an amount greater than 0.5% of the number of then-outstanding Shares;

(d) it will not elect Cash Settlement or Net Share Settlement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) for the purpose of inducing the purchase or sale of such security by others;

(e) it is entering into this Confirmation and will provide any Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”);

(f) as of the Trade Date and as of the date of any payment or delivery by Counterparty or GS&Co. hereunder, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);

(g) it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(h) IT UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

6.	Additional Covenants of Counterparty.

(a) Counterparty acknowledges and agrees that any Shares delivered by Counterparty to GS&Co. on any Settlement Date or Net Share Settlement Date will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) registered under the Exchange Act, and, when delivered by GS&Co. (or an affiliate of GS&Co.) to securities lenders from whom GS&Co. (or an affiliate of GS&Co.) borrowed Shares in connection with hedging its exposure to the Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders. Accordingly, Counterparty agrees that any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition, Counterparty represents and agrees that any such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance.

(b) Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Without limiting the generality of the provisions set forth opposite the caption “Unwind Activities” in Section 2 of this Confirmation, Counterparty acknowledges that it has no right to, and agrees that it will not seek to, control or influence GS&Co.’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under or in connection with the Transaction, including, without limitation, GS&Co.’s decision to enter into any hedging transactions.

(c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any executive officer or director of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d) Counterparty shall promptly provide notice thereof to GS&Co. upon public announcement of any Extraordinary Event or Potential Adjustment Event.

(e) Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall take any action that would cause any purchases of Shares by GS&Co. or any of its affiliates in connection with any Cash Settlement or Net Share Settlement not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty. Without limiting the generality of the foregoing, during any Unwind Period, except with the prior written consent of GS&Co., Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares.

(f) Counterparty will not be subject to any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) in respect of Shares or any “reference security” (as such term is defined in Regulation M) with respect to the Shares during any Unwind Period.

(g) Counterparty shall: (i) prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, notify GS&Co. of such public announcement; (ii) promptly notify GS&Co. following any such announcement that such announcement has been made; (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide GS&Co. with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may result in a Regulatory Disruption, a Trading Condition or an Early Valuation or may effect the length of any ongoing Unwind Period. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

6A.

GS Group Guarantee. GS&Co. represents and warrants to Counterparty that its obligations under this Confirmation are (and, for so long as the Transaction is in effect will remain) fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. as set forth in the General Guarantee Agreement, dated

January 30, 2006, a copy of which is available at http://www.sec.gov/Archives/edgar/data/886982/000095012306001208/y16720exv10w45.htm.

7.	Termination on Bankruptcy. The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code and that the Transaction and the obligations and rights of Counterparty and GS&Co. shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or GS&Co., if, on or prior to the Maturity Date, a proceeding commences with respect to Counterparty under the Bankruptcy Code (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 4 or Section 5 above).

8.	Additional Provisions.

(a) GS&Co. acknowledges and agrees that Counterparty’s obligations under the Transaction are not secured by any collateral and that this Confirmation is not intended to convey to GS&Co. rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit GS&Co.’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation or the Agreement; provided further that nothing herein shall limit or shall be deemed to limit GS&Co.’s rights in respect of any transaction other than the Transaction.

(b) [Reserved]

(c) Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under this Agreement a number of Shares greater than 51,851,850 Shares (as adjusted for stock splits and similar events) (the “Capped Number”). Counterparty represents and warrants to GS&Co. (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(c) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent, that (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Counterparty shall promptly notify GS&Co. of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter. Counterparty shall not, until Counterparty’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to GS&Co. as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to GS&Co. under the Transaction.

(d) The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of GS&Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.

(e) The parties intend for this contract (taking into account purchases of Shares in connection with any Cash Settlement or Net Share Settlement) to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the

Exchange Act and for this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

(f) Notwithstanding any provisions of the Agreement, all communications relating to the Transaction or the Agreement shall be transmitted exclusively through GS&Co. at 200 West Street, New York, New York 10282-2198, Telephone No. (212) 902-1981, Facsimile No. (212) 428-1980/1983.

9.	Indemnification. Counterparty agrees to indemnify and hold harmless GS&Co., its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (GS&Co. and each such person being an “Indemnified Party”) from and against any and all losses (but not including financial losses to an Indemnified Party relating to the economic terms of the Transaction provided that the Counterparty performs its obligations under this Confirmation in accordance with its terms), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under the Transaction, any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement or the consummation of the transactions contemplated hereby. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from GS&Co.’s willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith of the Indemnified Party. The provisions of this Section 9 shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee of GS&Co.

10.

Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall GS&Co. be entitled to receive, or be deemed to receive, Shares to the extent that, upon such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by GS&Co., any of its affiliates’ business units subject to aggregation with GS&Co. for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with GS&Co. with respect to “beneficial ownership” of any Shares (collectively, “GS Group”) would be equal to or greater than 4.5% of the outstanding Shares or (ii) GS&Co., GS Group or any person whose ownership position would be aggregated with that of GS&Co. or GS Group (GS&Co., GS Group or any such person, a “GS Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Share that would be permitted under Applicable Laws and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator, such as a state or federal banking regulator) of a GS Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (ii), an “Excess Regulatory Ownership Position”). If any delivery owed to GS&Co. hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, GS&Co. gives notice to Counterparty that such delivery would not result in (x) GS Group directly or indirectly so beneficially owning in excess of 4.5% of the outstanding Shares and (y) the occurrence of an Excess Regulatory Ownership Position.

11.	Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by GS&Co. and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of GS&Co. or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) GS&Co. does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

12.	Restricted Shares. If Counterparty is unable to comply with the covenant of Counterparty contained in Section 6 above or GS&Co. otherwise determines in its reasonable opinion that any Shares to be delivered to GS&Co. by Counterparty may not be freely returned by GS&Co. to securities lenders as described in the covenant of Counterparty contained in Section 6 above, then delivery of any such Settlement Shares (the “Unregistered Settlement Shares”) shall be affected pursuant to Annex A hereto, unless waived by GS&Co.

13.	Agreements and Acknowledgments of Goldman Sachs. Goldman Sachs acknowledges and agrees that, except in the case of a Private Placement Settlement, Goldman Sachs shall use any Shares delivered by Counterparty to Goldman Sachs on any Settlement Date to return to securities lenders to close out borrowings created by Goldman Sachs in connection with its hedging activities related to exposure under this Transaction or otherwise in compliance with applicable law.

14.	Governing Law. Notwithstanding anything to the contrary in the Agreement, the Agreement, this Confirmation and all matters arising in connection with the Agreement and this Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

15.	No Set-Off. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

16.	Staggered Settlement. Notwithstanding anything to the contrary herein, GS&Co. may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

17.	Arbitration.

(a) All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h) Counterparty agrees that any and all controversies that may arise between Counterparty and GS&Co. out of or relating to the Agreement or any Transaction hereunder shall be determined by arbitration conducted before the FINRA Dispute Resolution (“FINRA-DR”), or, if the FINRA-DR declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i) No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

(j) Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

18.	Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN SACHS & CO.

By:	/s/ Daniel Kopper
Name: Daniel Kopper
Title: Vice President

Agreed and accepted by:

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Thomas P. Gibbons
Name: Thomas P. Gibbons
Title: Chief Financial Officer

ANNEX A

PRIVATE PLACEMENT PROCEDURES

If Counterparty delivers Unregistered Settlement Shares pursuant to Section 12 above (a “Private Placement Settlement”), then:

(a) all Unregistered Settlement Shares shall be delivered to GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b) as of or prior to the date of delivery, GS&Co. and any potential purchaser of any such shares from GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) identified by GS&Co. shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to GS&Co., which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for GS&Co., and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, but shall not contain any conditions on Counterparty’s ability to deliver Shares thereunder that are outside of Counterparty’s control; and

(d) in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), Counterparty shall, if so requested by GS&Co., prepare, in cooperation with GS&Co., a private placement memorandum in form and substance reasonably satisfactory to GS&Co.

In the case of a Private Placement Settlement, GS&Co. shall, in its good faith discretion, adjust the amount of Unregistered Settlement Shares to be delivered to GS&Co. hereunder in a commercially reasonable manner to reflect the fact that such Unregistered Settlement Shares may not be freely returned to securities lenders by GS&Co. and may only be saleable by GS&Co. at a discount to reflect the lack of liquidity in Unregistered Settlement Shares.

If Counterparty delivers any Unregistered Settlement Shares in respect of the Transaction, Counterparty agrees that (i) such Shares may be transferred by and among GS&Co. and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by GS&Co. (or such affiliate of GS&Co.) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by GS&Co. or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by GS&Co. (or such affiliate of GS&Co.).

ANNEX B

FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:

July 30, 2010	USD0.09

October 29, 2010	USD0.09